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                                                              [LOGO OF MetLife]

MetLife Insurance Company USA
11225 North Community House Road
Charlotte, NC 28277

MetLife Investors Distribution Company
1095 Avenue of the Americas
New York, NY 10036

April 12, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:Pre-Effective Amendment No. 2
   MetLife Insurance Company USA
   MetLife of CT Separate Account Eleven for Variable Annuities
   Registration Statement on Form N-4 (File Nos. 333-208464/811-21262) (MetLife Premier Variable Annuity)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Insurance Company USA, the depositor, on behalf of itself and MetLife of CT Separate Account Eleven for Variable Annuities, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on May 2, 2016.

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      METLIFE INSURANCE COMPANY USA
      (Depositor)

      METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES
      (Registrant)

      By:  /s/ Gregory E. Illson
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           Gregory E. Illson
           Vice President

      METLIFE INVESTORS DISTRIBUTION COMPANY
      (Principal Underwriter)

      By:  /s/ Donald Leintz
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           Donald Leintz
           Vice President
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